Exhibit 99.1

GUESS?, INC. REPORTS THIRD QUARTER RESULTS

Q3 Fiscal 2021 Revenues Decreased 8% to $569 Million; Decreased 10% in Constant Currency, a Significant Improvement Versus the First Half of the Year

Q3 Fiscal 2021 GAAP EPS of $0.41, Compared to $0.18 in Q3 Fiscal 2020; Q3 Fiscal 2021 Adjusted EPS of $0.58, Compared to $0.22 in Q3 Fiscal 2020

Ended the Quarter with $365 Million in Cash and Cash Equivalents Versus $110 Million in the Prior-Year Quarter through Strategic Management of Working Capital and Investments

LOS ANGELES, December 2, 2020 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended October 31, 2020.

Carlos Alberini, Chief Executive Officer, commented, “We are very pleased with our third quarter performance, which significantly exceeded our expectations, in spite of the challenging circumstances we faced due to the pandemic. I am extremely proud of our teams around the world, which continue to excel in a difficult environment, demonstrating a relentless commitment to our customers and our Company, tremendous agility and exceptional execution. During the period, we have more than doubled our earnings per share versus last year, and significantly expanded our operating margin as our revenues decreased 7.6%. We managed the business well, drove more full price selling, increased product margins, reduced occupancy costs and leveraged expenses effectively. Our balance sheet is in great shape, with cash and equivalents of $365 million at quarter end and inventories 24% below last year’s levels.”

Mr. Alberini continued, “We are well positioned for the holiday period. While COVID-related restrictions are meaningfully impacting several markets, especially in Europe, we are confident in our brand, our product and our team’s ability to navigate the Company through these challenges.”

Mr. Alberini concluded, “We continue to work on transforming our business model and elevating our brand. During the period, we launched our first-ever global product line for all categories. This will enable us to represent the brand more consistently across the globe and benefit from significant efficiencies in developing our products. This is an incredible accomplishment that required vision, determination and tremendous teamwork. We also completed our Salesforce platform implementation and continue to work on other projects focused on customer centricity and organizational efficiencies. We have a clear vision for our Company and have a great team that is very excited about our future and is ready to take every challenge head on. I strongly believe we have a great model to continue to gain market share and grow profitably for many years to come.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net gains on lease modifications, (iii) certain professional service and legal fees and related net credits, (iv) certain separation charges, (v) non-cash debt discount amortization on our convertible senior notes, (vi) the related tax effects of the foregoing items as well as adjustments to uncertain tax positions excluded from results in prior years and (vii) certain discrete tax adjustments, in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

COVID-19 Third Quarter Business Update

The coronavirus (or “COVID-19”) pandemic has had and is continuing to have a material impact on the Company’s financial performance. During the third quarter of fiscal 2021, the Company continued to experience lower net revenue compared to the same prior-year period as it remained challenged by lower demand. The Company partially offset these revenue declines by reducing its SG&A expenses for the quarter through expense savings. Toward the end of the third quarter of fiscal 2021, the Company started to incur a new round of government-mandated temporary store closures, resulting in the closure of just over 5% of our directly operated stores as of October 31, 2020, mostly in Europe. That percentage increased to slightly under 20% during the fiscal month of November, but recent store re-openings have helped decrease the store closure percentage to just under 10% as of November 29, 2020.

Third Quarter Fiscal 2021 Results

For the third quarter of fiscal 2021, the Company recorded GAAP net earnings of $26.4 million, a 112.3% increase compared to $12.4 million for the third quarter of fiscal 2020. GAAP diluted earnings per share increased 127.8% to $0.41 for the third quarter of fiscal 2021, compared to $0.18 for the same prior-year quarter. The Company estimates that its share buybacks had a positive impact of $0.03 on GAAP diluted earnings per share and currency had a negative impact of $0.11 on diluted earnings per share in the third quarter of fiscal 2021.

For the third quarter of fiscal 2021, the Company’s adjusted net earnings were $37.4 million, a 150.7% increase compared to $14.9 million for the third quarter of fiscal 2020. Adjusted diluted earnings per share increased 163.6% to $0.58, compared to $0.22 for the same prior-year quarter. The Company estimates that its share buybacks had a positive impact of $0.05 on adjusted diluted earnings per share in the third quarter of fiscal 2021.

Net Revenue. Total net revenue for the third quarter of fiscal 2021 decreased 7.6% to $569.3 million, compared to $615.9 million in the same prior-year quarter. In constant currency, net revenue decreased by 10.1%.
•Americas Retail revenues decreased 26.7% in U.S. dollars and 26.2% in constant currency. Retail comp sales including e-commerce decreased 21% in U.S. dollars and 20% in constant currency.
•Americas Wholesale revenues decreased 36.2% in U.S. dollars and 34.2% in constant currency.
•Europe revenues increased 16.0% in U.S. dollars and 10.2% in constant currency. Retail comp sales including e-commerce decreased 9% in U.S. dollars and 13% in constant currency.
•Asia revenues decreased 24.7% in U.S. dollars and 26.6% in constant currency. Retail comp sales including e-commerce decreased 15% in U.S. dollars and 18% in constant currency.
•Licensing revenues decreased 12.5% in U.S. dollars.
Earnings from Operations. GAAP earnings from operations for the third quarter of fiscal 2021 increased 96.3% to $44.5 million (including $10.3 million in non-cash impairment charges taken on certain long-lived store related assets and a $1.6 million favorable currency translation impact), compared to $22.6 million in the same prior-year quarter. GAAP operating margin in the third quarter increased 410 basis points to 7.8%, compared to 3.7% in the same prior-year quarter, driven primarily by the benefit of higher wholesale revenues in Europe as we elongated the fall-winter season’s shipment window, higher initial markups and overall lower expenses, partially offset by the unfavorable impact from negative comparable sales. The negative impact of currency on operating margin for the quarter was approximately 40 basis points.

For the third quarter of fiscal 2021, adjusted earnings from operations increased 139.5% to $55.3 million, compared to $23.1 million in the same prior-year quarter. Adjusted operating margin increased 600 basis points to 9.7%, compared to 3.7% in the same prior-year quarter, driven primarily by the benefit of higher wholesale revenues in Europe as we elongated the fall-winter season’s shipment window, higher initial markups and overall lower expenses, partially offset by the unfavorable impact from negative comparable sales.

•Operating margin for the Company’s Americas Retail segment decreased 50 basis points to 0.4% in the third quarter of fiscal 2021, from 0.9% in the same prior-year quarter, driven primarily by the deleveraging impact of negative comparable sales driven by lower traffic as a result of the COVID-19 pandemic, partially offset by lower store selling expenses.
•Operating margin for the Company’s Americas Wholesale segment increased 300 basis points to 22.9% in the third quarter of fiscal 2021, from 19.9% in the same prior-year quarter, due mainly to higher product margin.
•Operating margin for the Company’s Europe segment increased 900 basis points to 16.0% in the third quarter of fiscal 2021, compared to 7.0% in the same prior-year quarter, driven primarily by overall leveraging of costs due to higher wholesale revenues as we elongated the fall-winter season’s shipment window and, to a lesser extent, higher initial markups as well as rent concessions.
•Operating margin for the Company’s Asia segment increased 530 basis points to 2.3% in the third quarter of fiscal 2021, compared to negative 3.0% in the same prior-year quarter, due mainly to higher product margin and the favorable impact of business mix.
•Operating margin for the Company’s Licensing segment increased 660 basis points to 93.8% in the third quarter of fiscal 2021, compared to 87.2% in the same prior-year quarter.
Other expense, net, was $6.5 million for the third quarter of fiscal 2021, compared to $0.1 million in the same prior-year quarter. The change was driven primarily by market volatility which resulted in net unrealized losses on the translation of foreign currency balances and net unrealized losses on our SERP-related assets, compared to net unrealized gains in the same prior-year quarter. This was partially offset by lower net losses related to one of our minority investments during the third quarter of fiscal 2021, compared to the same prior-year quarter.
Nine-Month Period Results

For the nine months ended October 31, 2020, the Company recorded GAAP net loss of $151.6 million, compared to GAAP net earnings of $16.4 million for the nine months ended November 2, 2019. GAAP diluted loss per share was $2.35 for the nine months ended October 31, 2020, compared to GAAP earnings per share of $0.22 during the same prior-year period. The Company estimates that its share buybacks and its prior year convertible notes transaction had a net negative impact of $0.35 on GAAP diluted loss per share and currency had a negative impact of $0.17 on diluted loss per share for the nine months ended October 31, 2020.
For the nine months ended October 31, 2020, the Company recorded adjusted net loss of $82.2 million, compared to adjusted net earnings of $22.7 million for the nine months ended November 2, 2019. Adjusted diluted loss per share was $1.27, compared to adjusted earnings per share of $0.31 during the same prior-year period. The Company estimates that its share buybacks and its prior year convertible notes transaction had a net negative impact of $0.18 on adjusted diluted loss per share during the nine months ended October 31, 2020.

Net Revenue. Total net revenue for the first nine months of fiscal 2021 decreased 33.1% to $1.23 billion, from $1.84 billion in the same prior-year period. In constant currency, net revenue decreased by 33.4%.
•Americas Retail revenues decreased 43.1% in U.S. dollars and 42.6% in constant currency.
•Americas Wholesale revenues decreased 43.2% in U.S. dollars and 40.8% in constant currency.
•Europe revenues decreased 23.4% in U.S. dollars and 24.9% in constant currency.
•Asia revenues decreased 39.2% in U.S. dollars and 38.8% in constant currency.
•Licensing revenues decreased 25.3% in U.S. dollars.
Earnings (Loss) from Operations. GAAP loss from operations for the first nine months of fiscal 2021 was $132.4 million (including $75.3 million in non-cash impairment charges taken on certain long-lived store related assets and a $6.7 million favorable currency translation impact), compared to GAAP earnings from operations of $44.2 million in the same prior-year period. GAAP operating margin in the first nine months of fiscal 2021 decreased 13.2% to negative 10.8%, from 2.4% in the same prior-year period, driven primarily by overall deleveraging of expenses and higher asset impairment charges due to the negative impact from the COVID-19 pandemic on our global operations. The positive impact of currency on operating margin for the first nine months of fiscal 2021 was approximately 20 basis points.

For the nine months ended October 31, 2020, adjusted operating loss was $54.2 million, compared to adjusted earnings from operations of $48.6 million for the nine months ended November 2, 2019. Adjusted operating margin decreased 700 basis points to negative 4.4% for the nine months ended October 31, 2020, from 2.6% in the same prior-year period, driven primarily by overall deleveraging of expenses due to the negative impact from the COVID-19 pandemic on our global operations.

•Operating margin for the Company’s Americas Retail segment decreased 14.0% to negative 13.0% in the first nine months of fiscal 2021, from 1.0% in the same prior-year period, driven primarily by the deleveraging impact of temporary store closures and lower traffic as a result of the COVID-19 pandemic, partially offset by lower store selling expenses.

•Operating margin for the Company’s Americas Wholesale segment decreased 490 basis points to 14.1% in the first nine months of fiscal 2021, from 19.0% in the same prior-year period, due mainly to the negative impact from the COVID-19 pandemic which resulted in overall deleveraging of expenses.

•Operating margin for the Company’s Europe segment decreased 220 basis points to 4.4% in the first nine months of fiscal 2021, from 6.6% in the same prior-year period, driven primarily by overall deleveraging of expenses due to lower revenue as a result of the COVID-19 pandemic, partially offset by the favorable impact from rent concessions and higher initial markups.

•Operating margin for the Company’s Asia segment decreased 12.0% to negative 16.2% in the first nine months of fiscal 2021, from negative 4.2% in the same prior-year period, due mainly to the negative impact from the COVID-19 pandemic which resulted in significantly higher inventory reserves and overall deleveraging of expenses.

•Operating margin for the Company’s Licensing segment increased 290 basis points to 89.5% in the first nine months of fiscal 2021, from 86.6% in the same prior-year period.

Other expense, net, was $20.6 million for the first nine months of fiscal 2021, compared to $4.3 million in the same prior-year period. The change was due primarily to market volatility which resulted in higher unrealized losses on the translation of foreign currency balances and lower net unrealized gains on our SERP-related assets, compared to the same prior-year period. During the first nine months of fiscal 2021, the Company also recognized net mark-to-market losses on revaluation of foreign exchange currency contracts, compared to gains in the same prior-year period.

Outlook

Given the current circumstances regarding the COVID-19 crisis and its uncertain impact on our operations, we are not providing detailed guidance for the fourth quarter or the full fiscal year ending January 30, 2021. We expect revenues in the fourth quarter of fiscal 2021 to be down in the low to mid-twenties, impacted by lower customer traffic in stores related to the pandemic and temporary government-mandated store closures, especially in Europe and Canada, as well as permanent store closures. In addition, as a result of strategic product development changes, a smaller percentage of the European wholesale Spring/Summer collection will be shipped in the fourth quarter of this year versus last year with the remainder expected to ship mainly in the first quarter of next year.

Dividend

The Company’s Board of Directors has approved a quarterly cash dividend of $0.1125 per share on the Company’s common stock. The dividend will be payable on January 4, 2021 to shareholders of record as of the close of business on December 16, 2020.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three and nine months ended October 31, 2020, the adjusted results exclude the impact of certain professional service and legal fees and related net credits, certain separation charges, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as certain discrete tax adjustments, where applicable. For the three and nine months ended November 2, 2019, the adjusted results exclude the impact of certain professional service and legal fees and related net credits, asset impairment charges, non-cash amortization of debt discount on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as adjustments to uncertain tax positions excluded from results in prior years, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the

Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on December 2, 2020 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 31, 2020, the Company directly operated 1,068 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 536 additional retail stores worldwide. As of October 31, 2020, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the potential actions and impacts related to the COVID-19 pandemic; statements concerning the Company’s expectations, goals, future prospects, global cost reduction opportunities and profitability efforts, capital allocation plans, cash needs and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results, growth opportunities, earnings, and operating margins are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; the continuation or worsening of impacts related to the COVID-19 pandemic, including business, financial, human capital, litigation and other impacts to the Company and its partners; our ability to successfully negotiate rent relief or other lease-related terms with our landlords; our ability to successfully negotiate or defer our vendor obligations; our ability to maintain adequate levels of liquidity; changes to estimates related to impairments, inventory and other reserves, including the impact of the CARES Act, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully implement or update information technology systems, including enhancing our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; obligations or changes in estimates arising from new or existing litigation, tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the transition period of the United Kingdom’s departure from the European Union (“Brexit”) or any other similar referendums that may be held; the occurrence of unforeseen epidemics, such as the COVID-19 pandemic; other catastrophic events; changes in U.S. or foreign tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments identified after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 31, 2020		November 2, 2019		October 31, 2020		November 2, 2019
	$	%	$	%	$	%	$	%

Product sales	$549,851	96.6%	$593,736	96.4%	$1,183,560	96.4%	$1,776,287	96.8%
Net royalties	19,433	3.4%	22,208	3.6%	44,514	3.6%	59,568	3.2%
Net revenue	569,284	100.0%	615,944	100.0%	1,228,074	100.0%	1,835,855	100.0%

Cost of product sales	329,764	57.9%	386,445	62.7%	807,297	65.7%	1,158,741	63.1%

Gross profit	239,520	42.1%	229,499	37.3%	420,777	34.3%	677,114	36.9%

Selling, general and administrative expenses	184,739	32.5%	205,003	33.3%	478,320	39.0%	627,823	34.2%
Asset impairment charges	10,335	1.8%	1,847	0.3%	75,276	6.1%	5,126	0.3%
Net gains on lease modifications	(21)	(0.0%)	—	—%	(450)	(0.0%)	—	—%

Earnings (loss) from operations	44,467	7.8%	22,649	3.7%	(132,369)	(10.8%)	44,165	2.4%

Other income (expense):
Interest expense	(5,809)	(1.0%)	(4,946)	(0.8%)	(17,212)	(1.4%)	(11,156)	(0.6%)
Interest income	562	0.1%	492	0.1%	1,608	0.1%	1,166	0.1%
Other expense, net	(6,521)	(1.2%)	(62)	(0.1%)	(20,553)	(1.6%)	(4,346)	(0.3%)

Earnings (loss) before income tax expense (benefit)	32,699	5.7%	18,133	2.9%	(168,526)	(13.7%)	29,829	1.6%

Income tax expense (benefit)	5,145	0.9%	4,548	0.7%	(14,850)	(1.2%)	10,649	0.6%

Net earnings (loss)	27,554	4.8%	13,585	2.2%	(153,676)	(12.5%)	19,180	1.0%

Net earnings (loss) attributable to noncontrolling interests	1,178	0.2%	1,162	0.2%	(2,028)	(0.2%)	2,809	0.1%

Net earnings (loss) attributable to Guess?, Inc.	$26,376	4.6%	$12,423	2.0%	$(151,648)	(12.3%)	$16,371	0.9%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$0.41		$0.19		$(2.35)		$0.22
Diluted	$0.41		$0.18		$(2.35)		$0.22

Weighted average common shares outstanding attributable to common stockholders:
Basic	62,789		66,393		64,561		72,275
Diluted	63,579		67,314		64,561		73,211

Effective tax rate	15.7%		25.1%		8.8%		35.7%

Adjusted selling, general and administrative expenses[1]:	$184,231	32.4%	$206,417	33.6%	$474,993	38.7%	$628,560	34.3%

Adjusted earnings (loss) from operations[1]:	$55,289	9.7%	$23,082	3.7%	$(54,216)	(4.4%)	$48,554	2.6%

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]:	$37,363	6.6%	$14,902	2.4%	$(82,189)	(6.7%)	$22,700	1.2%

Adjusted diluted earnings (loss) per common share attributable to common stockholders[1]:	$0.58		$0.22		$(1.27)		$0.31

Adjusted effective tax rate[1]:	16.4%		23.6%		(2.0%)		35.1%
______________________________________________________________________
1    The adjusted results for the three and nine months ended October 31, 2020 reflect the exclusion of certain professional service and legal fees and related net credits, certain separation charges, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as certain discrete tax adjustments, where applicable. The adjusted results for the three and nine months ended November 2, 2019 reflect the exclusion of certain professional service and legal fees and related net credits, asset impairment charges, non-cash amortization of debt discount on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as adjustments to uncertain tax positions excluded from results in prior years, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings (loss) from operations to adjusted earnings (loss) from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc. and reported GAAP income tax expense (benefit) to adjusted income tax expense for the three and nine months ended October 31, 2020 and November 2, 2019.

	Three Months Ended		Nine Months Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019

Reported GAAP selling, general and administrative expenses	$184,739	$205,003	$478,320	$627,823
Certain professional service and legal fees and related net credits[1]	195	1,414	56	737
Separation charges[2]	(703)	—	(3,383)	—

Adjusted selling, general and administrative expenses	$184,231	$206,417	$474,993	$628,560

Reported GAAP earnings (loss) from operations	$44,467	$22,649	$(132,369)	$44,165
Certain professional service and legal fees and related net credits[1]	(195)	(1,414)	(56)	(737)
Separation charges[2]	703	—	3,383	—
Asset impairment charges[3]	10,335	1,847	75,276	5,126
Net gains on lease modifications[4]	(21)	—	(450)	—

Adjusted earnings (loss) from operations	$55,289	$23,082	$(54,216)	$48,554

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$26,376	$12,423	$(151,648)	$16,371
Certain professional service and legal fees and related net credits[1]	(195)	(1,414)	(56)	(737)
Separation charges[2]	703	—	3,383	—
Asset impairment charges[3]	10,335	1,847	75,276	5,126
Net gains on lease modifications[4]	(21)	—	(450)	—
Amortization of debt discount[5]	2,599	2,447	7,796	5,109
Discrete tax adjustments[6]	635	—	805	—
Income tax impact from adjustments[7]	(3,069)	(401)	(17,295)	(3,169)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	10,987	2,479	69,459	6,329

Adjusted net earnings (loss) attributable to Guess?, Inc.	$37,363	$14,902	$(82,189)	$22,700

Reported GAAP income tax expense (benefit)	$5,145	$4,548	$(14,850)	$10,649
Discrete tax adjustments[6]	(635)	—	(805)	—
Income tax impact from adjustments[7]	3,069	401	17,295	3,169

Adjusted income tax expense	$7,579	$4,949	$1,640	$13,818

Adjusted effective tax rate	16.4%	23.6%	(2.0%)	35.1%
______________________________________________________________________
1    During the three and nine months ended October 31, 2020 and November 2, 2019, the Company recorded certain professional service and legal fees and related net credits, which it otherwise would not have incurred as part of its business operations.
2    During the three months ended May 2, 2020, the Company recorded $0.2 million in separation-related charges mainly related to certain cash severance payments, partially offset by adjustments to non-cash stock-based compensation expense related to our former Chief Executive Officer resulting from changes in expected performance conditions of certain previously granted stock awards that were no longer subject to service vesting requirements after his departure. During the three and nine months ended October 31, 2020, the Company recorded $0.7 million and $3.2 million in separation-related charges mainly related to headcount reduction in response to the pandemic, respectively. There were no unusual separation charges recorded during the three and nine months ended November 2, 2019.
3    During the three and nine months ended October 31, 2020, the Company recognized asset impairment charges related primarily to impairment of operating lease right-of-use assets and impairment of property and equipment related to certain retail locations resulting from lower revenue and future cash flow projections from the ongoing effects of the COVID-19 pandemic. During the three and nine months ended November 2, 2019, the Company’s asset impairment charges related primarily to impairment of property and equipment and impairment of operating lease right-of-use assets related to certain retail locations resulting from under-performance and expected store closures.
4    During the three and nine months ended October 31, 2020, the Company recorded net gains on lease modifications related primarily to the early termination of certain lease agreements.
5    In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, is amortized as non-cash interest expense over the term of the Notes.
6    During the three and nine months ended October 31, 2020, the discrete tax adjustments related primarily to the negative impact from cumulative valuation allowances, partially offset by tax benefits from a tax rate change due to net operating loss carryback. During the three and nine months ended October 31, 2020, the Company recognized valuation allowances of $1.2 million and $4.9 million, respectively, resulting from jurisdictions where there have been cumulative net operating losses, limiting the Company’s ability to consider other subjective evidence to continue to recognize the existing deferred tax assets. This was partially offset by tax benefits of approximately $0.7 million and $4.6 million recorded during the three and nine months ended October 31, 2020, respectively, resulting from a tax rate change related to the ability to carryback net operating losses to tax years with a higher federal corporate tax rate as allowed under the CARES Act enacted in March 2020.
7    The income tax effect of certain professional service and legal fees and related net credits, separation charges, asset impairment charges, net gains on lease modifications and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred. The income tax adjustment for the nine months ended November 2, 2019 also included adjustments to uncertain tax positions excluded from results in prior years.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 31, 2020	November 2, 2019	% change	October 31, 2020	November 2, 2019	% change

Net revenue:
Americas Retail	$130,328	$177,824	(27%)	$314,977	$553,213	(43%)
Americas Wholesale	35,971	56,398	(36%)	82,131	144,505	(43%)
Europe	321,574	277,253	16%	633,898	827,817	(23%)
Asia	61,978	82,261	(25%)	152,554	250,752	(39%)
Licensing	19,433	22,208	(12%)	44,514	59,568	(25%)
Total net revenue	$569,284	$615,944	(8%)	$1,228,074	$1,835,855	(33%)

Earnings (loss) from operations:
Americas Retail	$473	$1,601	(70%)	$(40,904)	$5,746	(812%)
Americas Wholesale	8,247	11,216	(26%)	11,559	27,452	(58%)
Europe	51,476	19,475	164%	27,865	54,742	(49%)
Asia	1,415	(2,432)	158%	(24,729)	(10,435)	(137%)
Licensing	18,228	19,372	(6%)	39,833	51,563	(23%)
Total segment earnings from operations	79,839	49,232	62%	13,624	129,068	(89%)

Corporate overhead	(25,058)	(24,736)	1%	(71,167)	(79,777)	(11%)
Asset impairment charges	(10,335)	(1,847)	460%	(75,276)	(5,126)	1,369%
Net gains on lease modifications	21	—		450	—
Total earnings (loss) from operations	$44,467	$22,649	96%	$(132,369)	$44,165	(400%)

Operating margins:
Americas Retail	0.4%	0.9%		(13.0%)	1.0%
Americas Wholesale	22.9%	19.9%		14.1%	19.0%
Europe	16.0%	7.0%		4.4%	6.6%
Asia	2.3%	(3.0%)		(16.2%)	(4.2%)
Licensing	93.8%	87.2%		89.5%	86.6%

GAAP operating margin for total Company	7.8%	3.7%		(10.8%)	2.4%
Certain professional service and legal fees and related net credits	(0.0%)	(0.3%)		(0.0%)	(0.1%)
Separation charges	0.1%	—%		0.3%	—%
Asset impairment charges	1.8%	0.3%		6.1%	0.3%
Net gains on lease modifications	(0.0%)	—%		(0.0%)	—%
Adjusted operating margin for total Company	9.7%	3.7%		(4.4%)	2.6%

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	October 31, 2020			November 2, 2019	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$130,328	$921	$131,249	$177,824	(27%)	(26%)
Americas Wholesale	35,971	1,151	37,122	56,398	(36%)	(34%)
Europe	321,574	(16,006)	305,568	277,253	16%	10%
Asia	61,978	(1,593)	60,385	82,261	(25%)	(27%)
Licensing	19,433	—	19,433	22,208	(12%)	(12%)
Total net revenue	$569,284	$(15,527)	$553,757	$615,944	(8%)	(10%)

	Nine Months Ended
	October 31, 2020			November 2, 2019	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$314,977	$2,669	$317,646	$553,213	(43%)	(43%)
Americas Wholesale	82,131	3,402	85,533	144,505	(43%)	(41%)
Europe	633,898	(11,980)	621,918	827,817	(23%)	(25%)
Asia	152,554	937	153,491	250,752	(39%)	(39%)
Licensing	44,514	—	44,514	59,568	(25%)	(25%)
Total net revenue	$1,228,074	$(4,972)	$1,223,102	$1,835,855	(33%)	(33%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 31, 2020	February 1, 2020	November 2, 2019

ASSETS

Cash and cash equivalents	$365,259	$284,613	$110,095

Receivables, net	300,432	327,281	300,197

Inventories	393,162	393,129	519,875

Other current assets	74,063	59,212	67,425

Property and equipment, net	220,996	288,112	298,036

Restricted cash	226	215	522

Operating lease right-of-use assets	789,742	851,990	874,945

Other assets	236,126	224,410	219,805

Total assets	$2,380,006	$2,428,962	$2,390,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$34,079	$9,490	$37,484

Current operating lease liabilities	227,209	192,066	189,582

Other current liabilities	474,085	436,857	429,701

Long-term debt and finance lease obligations	70,069	32,770	34,712

Convertible senior notes, net	255,801	247,363	244,696

Long-term operating lease liabilities	689,251	714,079	740,484

Other long-term liabilities	147,065	130,259	123,638

Redeemable and nonredeemable noncontrolling interests	22,644	26,364	23,543

Guess?, Inc. stockholders’ equity	459,803	639,714	567,060

Total liabilities and stockholders’ equity	$2,380,006	$2,428,962	$2,390,900

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 31, 2020	November 2, 2019

Net cash provided by (used in) operating activities	$98,351	$(28,005)

Net cash used in investing activities	(14,578)	(47,950)

Net cash used in financing activities	(4,548)	(21,691)

Effect of exchange rates on cash, cash equivalents and restricted cash	1,432	(2,732)

Net change in cash, cash equivalents and restricted cash	80,657	(100,378)

Cash, cash equivalents and restricted cash at the beginning of the year	284,828	210,995

Cash, cash equivalents and restricted cash at the end of the period	$365,485	$110,617

Supplemental information:

Depreciation and amortization	$48,009	$53,989

Total lease costs (excluding finance lease cost)	$219,820	$268,900

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	October 31, 2020	November 2, 2019

Net cash provided by (used in) operating activities	$98,351	$(28,005)

Less: Purchases of property and equipment	(12,364)	(49,020)

Less: Payments for property and equipment under finance leases	(2,924)	(2,081)

Free cash flow	$83,063	$(79,106)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of October 31, 2020
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	254	252	2	1	—	1
Canada	78	78	—	—	—	—
Central and South America	107	72	35	27	27	—

Total Americas	439	402	37	28	27	1

Europe and the Middle East	742	511	231	43	43	—
Asia and the Pacific	423	155	268	297	109	188

Total	1,604	1,068	536	368	179	189

	As of November 2, 2019
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	287	285	2	1	—	1
Canada	82	82	—	—	—	—
Central and South America	112	72	40	27	27	—

Total Americas	481	439	42	28	27	1

Europe and the Middle East	743	516	227	40	40	—
Asia and the Pacific	519	219	300	327	154	173

Total	1,743	1,174	569	395	221	174